As filed with the Securities and Exchange Commission on June 24, 2008

Registration No. 333-___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Flexsteel Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	42-0442319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

____________________

3400 Jackson Street

Dubuque, IA 52001

(563) 556-7730

(Address of Principal Executive Offices) (Zip Code)

Flexsteel Industries, Inc.

2007 Long-Term Management Incentive Compensation Plan

(Full Title of the Plan)

____________________

Timothy E. Hall

Chief Financial Officer

Flexsteel Industries, Inc.

3400 Jackson Street

Dubuque, IA 52001

(563) 556-7730

(Name, Address, including Zip Code,

and Telephone Number, including Area Code,

of Agent for Service)

With a copy to: Jean M. Davis, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 632-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $1.00 par value	500,000	$11.57	$5,785,000	$227.35

(1)

This Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Flexsteel Industries, Inc. 2007 Long-Term Management Incentive Compensation Plan as the result of any future stock dividend, stock split or similar adjustment to the outstanding common stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, paragraphs (c) and (h), under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $11.57, which was the average of the high and low sale prices of the shares of common stock, par value $1.00, of Flexsteel Industries, Inc. on June 20, 2008, as reported for such date by the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) (1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Flexsteel Industries, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2007.

(d)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

(e)	The Company’s Current Reports on Form 8-K as filed with the Commission on August 23, 2007, October 19, 2007, December 14, 2007, February 8, 2008 and April 22, 2008.

(f)	The description of the Company’s common stock, par value $1.00, contained in the Company’s Registration Statement on Form 8-A.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The 1983 restated articles of incorporation, as amended, of the Registrant provide that the Registrant SHALL indemnify its former and present directors, officers and members of the committees of the Registrant’s Board of Directors, and one who at the request of Registrant is serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans; and MAY indemnify one who at the request of the Registrant is serving as an employee, partner, trustee, fiduciary, agent, attorney or in any other capacity of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans, and one who is serving the Registrant as an other person such as employee, partner, trustee, agent, attorney, fiduciary, or in any other capacity (all the above are collectively referred to as “Indemnitees” and individually as an “Indemnitee”) for actions undertaken or omitted in such capacity to the fullest extent permitted by the Minnesota Business Corporation Act, other applicable statutory and case law (collectively, the “Law”), as all the foregoing existed as of November 1987 or thereafter, from time to time, may be changed, amended or supplemented. The indemnification shall inure to the benefit of the person, the person’s heirs, legal representatives and administrators.

If the Indemnitee institutes a proceeding against the Registrant, the Indemnitee shall not be entitled to indemnification unless the Registrant has first consented in writing to the proceedings prior to its commencement by the Indemnitee.

The Registrant is authorized, but is not required, to enter into contracts and agreements with any Indemnitee providing for indemnification and for the advancement and reimbursement of attorney’s fees and disbursements, judgments, penalties, fines, excise taxes, other disbursements, amounts paid in settlement and other expenses of every kind and nature to the fullest extent permitted by the Law. The Registrant’s failure to do so shall in no manner affect or limit the rights provided for in the Registrant’s 1983 restated articles of incorporation, as amended, or otherwise.

The maximum aggregate amount of indemnity payable by the Registrant to all Indemnitees arising out of the same occurrence regardless of how many claims or people are involved is $5,000,000 in 1987 constant dollars over and above all insurance paid.

Any repeal, change or amendment affecting the indemnification provision in the Registrant’s 1983 restated articles of incorporation, as amended, or the Minnesota Business Corporation Act or other applicable statutory and case law, shall not apply to eliminate, reduce or adversely affect any rights or protection of an Indemnitee existing prior to such repeal, change or amendment but to the extent the Law change permits the Registrant to provide greater or broader rights or protection, the Law shall apply retroactively to the effective date of this provision which was adopted in 1987.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1

The 1983 Restated Articles of Incorporation of the Company, as amended through February 14, 2007 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007).

4.2	By-Laws of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1993).

4.3	Amendments to Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 8, 2007).

4.4

Flexsteel Industries, Inc. 2007 Long-Term Management Incentive Compensation Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Commission on November 1, 2007).

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith).

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (see Signature Page).

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to the Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa on June 23, 2008.

FLEXSTEEL INDUSTRIES, INC.
By:	/s/ Timothy E. Hall
Timothy E. Hall VP-Finance, Chief Financial Officer and Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald J. Klosterman and Timothy E. Hall, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Ronald J. Klosterman	President and Chief	June 23, 2008
Ronald J. Klosterman	Executive Officer (Principle
Executive Officer) and Director

/s/ Timothy E. Hall	Vice President-Finance, Chief	June 23, 2008
Timothy E. Hall	Financial Officer and Secretary
(Principle Financial and
Accounting Officer)

/s/ L. Bruce Boylen	Director	June 23, 2008
L. Bruce Boylen

/s/ Jeffrey T. Bertsch	Director	June 23, 2008
Jeffrey T. Bertsch

/s/ Mary C. Bottie	Director	June 23, 2008
Mary C. Bottie

/s/ Patrick M. Crahan	Director	June 23, 2008
Patrick M. Crahan

/s/ Lynn J. Davis	Director	June 23, 2008
Lynn J. Davis

/s/ Robert E. Deignan	Director	June 23, 2008
Robert E. Deignan

/s/ Thomas E. Holloran	Director	June 23, 2008
Thomas E. Holloran

/s/ Eric S. Rangen	Director	June 23, 2008
Eric S. Rangen

/s/ James R. Richardson	Director	June 23, 2008
James R. Richardson

EXHIBIT INDEX

Exhibit No.	Description	Page

4.1	The 1983 Restated Articles of Incorporation of the Company, as amended through February 14, 2007 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.	–

4.2	By-Laws of the Company (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1993).	–

4.3	Amendments to Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 8, 2007).	–

4.4	Flexsteel Industries, Inc. 2007 Long-Term Management Compensation Plan (incorporated by reference to Appendix C to the Definitive Proxy Statement on Schedule 14A filed with the Commission on November 1, 2007).	–

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith).	9

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1).	–

23.2	Consent of Deloitte & Touche LLP (filed herewith).	10

24.1	Power of Attorney (See Signature Page).	–